EXHIBIT 1(a)


                                December 29, 1997


Mrs. Luise V. Hanson
905 Highway 69 South
Forest City, IA  50436

Dear Luise:

         The Board of Directors of Winnebago Industries, Inc. ("WINNEBAGO") has approved the following offer to you as the Executor of the Estate of your late husband, John K. Hanson. Winnebago will purchase 1,920,600 shares of Winnebago common stock (the "STOCK") at a price equal to the mean between the high and low prices of the stock on the New York Stock Exchange on December 29, 1997 less a discount of 3% which equates to $8.85125 per share. At closing which shall occur on or before December 31, 1997, Winnebago will deliver to you payment for the purchase price of the stock in the amount of $16,999,710 and you will deliver to us one or more certificates for the stock which will be subject to no encumbrances other than the customary securities transfer restrictions.

         The closing is subject only to the determination by Winnebago that there has been compliance with the safe harbor provisions of Section 4941 of the Internal Revenue Code and that counsel for the Estate has opined that the repurchase of shares will not be deemed to be a taxable dividend.

         If you are in agreement with the terms of this letter, please sign both copies of this letter where indicated and return one signed copy to me.

                                      Very truly yours,



                                      /s/ Fred G. Dohrmann
                                      ------------------------------------------
                                      Fred G. Dohrmann, on behalf of
                                      Winnebago Industries, Inc.

         I have read the foregoing letter and am agreeable to the terms contained therein.


                                      /s/ Luise V. Hanson
                                      ------------------------------------------
                                      Luise V. Hanson, Executor of the Estate of
                                      John K. Hanson